Exhibit 99.2


Optical Communication Products, Inc. Announces Financial Results for the Quarter Ended March 31, 2003

CHATSWORTH, Calif., April 28, 2003--Optical Communication Products, Inc. (Nasdaq: OCPI), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today reported financial results for the quarter ended March 31, 2003, which is the second quarter of OCP's fiscal year ending September 30, 2003.

Revenue for the second quarter of fiscal 2003 was $9.6 million, an increase of 1.8% compared with $9.4 million for the first quarter of fiscal 2003, and no change compared to the second quarter of fiscal 2002. The net loss for the second quarter of 2003 was $1.7 million, compared to a net loss of $1.1 million for the first quarter of fiscal 2003 and net income of $63,000 for the second quarter of fiscal 2002. The loss per diluted share for the second quarter of fiscal 2003 was $0.02 per share, compared with a loss per diluted share of $0.01 for the first quarter of fiscal 2003 and net income per diluted share of $0.00 for the second quarter of fiscal 2002. During the second quarter of 2002, the Company utilized approximately $554,000 of inventory materials in production that had previously been written down to zero, the net of income tax effect to net loss was a benefit of $366,000.

Revenue for the six months ended March 31, 2003 was $19.0 million, an increase of 2.7% from $18.5 million for the same period in fiscal 2002. The net loss for the six months ended March 31, 2003 was $2.9 million, compared to net income of $246,000 for the same period in fiscal 2002. The loss per diluted share for the six months ended March 31, 2003 was $0.03 per share compared with income per diluted share of $0.00 for same period in fiscal 2002.

"Our revenue this quarter is approximately the same as the previous quarter, reflecting the fact that our business still remains negatively impacted by the continuing weak demand in the fiber optic communications industry. Our increased net operating loss is an effect of our continuing commitment to expand our R&D and Sales and Marketing team," said Dr. Muoi Van Tran, OCP's Chairman and CEO. "OCP's financial position remained strong at March 31, 2003 with approximately $140 million in cash, cash equivalents and marketable securities. We believe that we are moving in the right direction to strengthen OCP's market position when the fiber optics communication market rebounds."

The current economic environment and downturn in the telecommunications industry continues to limit the company's visibility with respect to its long-term revenue forecasts. In the short-term, revenue in the third quarter ending June 30, 2003 is expected to be within the range of $8 million to $10 million.


About OCP

OCP designs, manufactures and sells a comprehensive line of high performance, highly reliable fiber optic subsystems and modules for metropolitan area, local area and storage area networks. OCP's subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks. For more information visit OCP's web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Chatsworth, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 59.6% of OCP's outstanding capital stock as of March 31, 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to


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differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiberoptic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                      Optical Communication Products, Inc.
                            Statements Of Operations
                      (In thousands, except per share data)

                               Three months ended    Six months ended
                                    March 31,            March 31,
                                  2003     2002       2003      2002
                                   (Unaudited)         (Unaudited)

Revenue                          $9,568   $9,620     $18,968  $18,461

Cost of Revenue                   6,005    6,742      12,444   13,449

Gross Profit                      3,563    2,878       6,524    5,012

Operating expenses:

  Research and development        4,232    1,132       7,243    2,228
  Sales and marketing             1,103    1,147       2,062    1,880
  General and administrative      1,354    1,361       2,663    2,384

Total expenses                    6,689    3,640      11,968    6,492

Loss from operations             (3,126)    (762)     (5,444)  (1,480)

Other income, net                   492      867       1,084    1,890

Income (loss) before income
 taxes                           (2,634)     105      (4,360)     410

Income tax provision
 (benefit)                         (899)      42      (1,486)     164

Net Income (Loss)               $(1,735)     $63     $(2,874)    $246

Basic Shares                    110,720  108,103     110,131  108,063
Diluted Shares                  110,720  112,478     110,131  112,490

Basic earnings (loss) per
 share                           $(0.02)   $0.00      $(0.03)   $0.00
Diluted earnings (loss) per
 share                           $(0.02)   $0.00      $(0.03)   $0.00


                      Optical Communication Products, Inc.
                                  Balance Sheet
                 (In thousands, except share and per share data)

                                                 March 31,  September 30,
ASSETS                                             2003         2002
                                                (unaudited)
Current Assets:

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  Cash and cash equivalents                      $69,214      $85,426
  Marketable securities                           70,874       65,774
  Accounts receivable less allowance for
   doubtful accounts:
    $409 at March 31, 2003 and $127 at
     September 30, 2002                            5,420        3,463
  Income taxes receivable                          2,422        1,008
  Inventories, net                                 5,924        7,415
  Deferred income taxes                            9,156        9,156
  Prepaid expenses and other current assets        2,261        1,367
Total current assets                             165,271      173,609

Property, plant and equipment, net                36,641       30,519
Other Assets                                       2,685          933

Total                                           $204,597     $205,061

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt                 $471         $471
  Accounts payable                                   969          623
  Accounts payable to related parties              1,455           30
  Accrued bonus                                    1,795        2,302
  Other accrued expenses                           2,874        2,200
  Income taxes payable                                78          118
Total current liabilities                          7,642        5,744

Long-term debt                                     1,118        1,353
Other long-term liabilities                          800          750
Deferred income taxes                                 18           18

STOCKHOLDERS' EQUITY:
  Class A - common stock, $.001 par value;
   200,000,000 shares authorized, 44,767,495
   and 43,035,110 shares issued and outstanding
   at March 31, 2003 and September 30, 2002,
   respectively.                                      45           43
  Class B - common stock $.001 par value;
   66,000,000 shares authorized, 66,000,000
   shares issued and outstanding at March 31,
   2003 and September 30, 2002, respectively.         66           66
  Additional paid-in capital                     132,045      131,350
  Retained earnings                               62,863       65,737
          Total stockholders' equity             195,019      197,196

Total                                           $204,597     $205,061

___________________
Contact:
     Optical Communication Products, Inc.
     Susie Nemeti, (818) 701-0164

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